EXHIBIT 10.25

                              WORLDWIDE BONUS PLAN

                                  KEY ELEMENTS

1.    Salaried jobs only both in U.S. and International.

2.    Each position classified into salary grade levels 10 to 25.

3.    Target bonus based on % of base salary for each grade level.

4. Percent of base salary increases as salary grade increases (see attachment for U.S. business). This will be different for each country.

5. For senior executives 50% of target bonus will be dependent upon performance against EBITDA budget for entire company with remainder, where applicable, dependent upon performance of managed business (i.e. retail, UK, Australia, etc.) against EBITDA budget. At level immediately below senior executives, 25% of target bonus will be dependent upon performance of entire company against EBITDA budget with 75% dependent upon performance of applicable business. At levels below direct reports, 100% of bonus dependent upon performance of applicable business.

6. Sliding scale which cuts off at 90% of budgeted EBITDA (no bonus paid below 90%) with no maximum for portion dependent upon worldwide results and a maximum of 200% for that portion of bonus dependent upon applicable business.

7.    Payment scale:

          Achievement of Budget        % of Target Bonus
          ---------------------        -----------------

                90%                          50%
                95                           75
                100                          100
                100+                         Increases 2 points for every point
                                             above 100

8. Individuals not in bonus program can be awarded a bonus on an exceptional basis as approved by the CEO.

9.    Payment of bonus: Entire bonus paid upon completion of year-end audit.

10. Individual must be employed by July 1st in order to be eligible for bonus. Any exception for grade level 18 and below must be approved by the Vice President Administration and by the CEO for any grade level above 18.

11. Individual must be employed at time of bonus payment in order to receive. An exception is if employment is terminated for reasons other than "cause" after June 30th and before payment of bonus, individual will receive a proportionately reduced bonus based upon the number of months employed during the fiscal year. "Cause is defined as a) commission of an act of fraud or embezzlement (including the unauthorized disclosure of confidential or proprietary information of the Company or any of its subsidiaries which results in financial loss to the Company or any of its subsidiaries, b) conviction of a felony, c) willful misconduct which is reasonably likely to result in injury or financial loss to the Company or any of its subsidiaries, or d) the willful failure to render services to the Company or any of its subsidiaries in accordance with the employee's employment which failure amounts to a material neglect of the employee's duties to the Company or any of its subsidiaries.

                            GRADE LEVEL/SALARY/BONUS

                                     (U.S.)

                                                                   Target
Job Grade                         Salary Range                     Bonus %
---------                       -----------------               ------------

10                              $21,000 - $ 32,000                    5%
11                               23,000 -   36,000                    5
12                               25,000 -   40,000                    5
13                               27,000 -   44,000                    5
14                               29,000 -   48,000                    5
15                               32,000 -   55,000                    5
16                               38,000 -   65,000                    7
17                               42,000 -   80,000                   10
18                               50,000 -   95,000                   15
19                               60,000 -  115,000                   20
20                               70,000 -  135,000                   25
21                               80,000 -  165,000                   30
22                              100,000 -  225,000                   35
23                              125,000 -  275,000                   40
24                              150,000 -  325,000                   45
25                              200,000 -                            50


                                       2